March 27, 2014

Board of Directors
Frozen Food Gift Group, Inc.

Dear Board of Directors:

With regret, please accept this letter of resignation. I am resigning my position as Chairman of the Board of Directors of Frozen Food Gift Group, Inc. (the "Company") and any other office that I may hold, effective March 27, 2014.

I will remain as consultant to the surviving Company as per my consulting agreements dated December 9, 2013, and March 14, 2014, respectively. From and after March 27, 2014, I shall continue providing services to the Company only as a consultant.

I have no disagreements with the Company or its management. If you have any questions relating to this matter, please do not hesitate to contact me.

Very truly yours,

Matthew L. Schissler